UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32968 (Commission File Number)	54-2053718 (I.R.S. Employer Identification No.)

999 Waterside Drive, Suite 200 Norfolk, Virginia (Address of principal executive offices)	23510 (Zip Code)

Registrant’s telephone number, including area code: (757) 217-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.             Material Modification to Rights of Security Holders

See Item 5.03 below.

Item 5.03.          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), amended and restated its Articles of Incorporation. At a Special Meeting of Shareholders of the Company held on December 18, 2008 (the “Special Meeting”), the shareholders approved an amendment to the Company’s Articles of Incorporation, as described in the Company’s Joint Proxy Statement/Prospectus dated November 17, 2008 relating to the Special Meeting. The amendment revised the Article pertaining to the maximum number of members of the Company’s Board of Directors, increasing such number from 18 to 24.

Previously, the Board of Directors of the Company, at a meeting on December 18, 2008, approved certain other amendments to the Articles of Incorporation not requiring shareholder approval. Those amendments updated the name and address of the Company’s registered agent on file with the Virginia State Corporation Commission and designated two new series of preferred stock of the Company.

On September 23, 2008, the Company entered into an Agreement and Plan of Merger (“the Merger Agreement”) with Gateway Financial Holdings, Inc., a North Carolina corporation (“Gateway”), whereby Gateway will merge with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of preferred stock of Gateway will be exchanged for one share of preferred stock of the Company with substantially identical rights. The Merger has been approved by the shareholders of the Company and the shareholders of Gateway and is expected to close on December 31, 2008.

Gateway currently has 23,266 shares of Series A Preferred Stock (“Gateway Series A Stock”) outstanding and 37,550 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock (“Gateway Series B Stock”) outstanding. In order to complete the Merger, the Company designated 23,266 shares of a new Series A Preferred Stock of the Company (“HRB Series A Stock”) to be exchanged for the outstanding shares of Gateway Series A Stock and 37,550 shares of a new Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock of the Company (“HRB Series B Stock”, and collectively with HRB Series A Stock, “HRB Preferred Stock”) to be exchanged for the outstanding shares of Gateway Series B Stock.

The HRB Series A Stock has an 8.75% non-cumulative dividend, may be redeemed at the election of the Company at any time after January 1, 2009, and initially has a liquidation preference of $1,000 per share. The HRB Series B Stock has a 12% non-cumulative dividend, may be redeemed at the election of the Company at any time after October 1, 2009, and initially has a liquidation preference of $1,000 per share.

The terms of the HRB Preferred Stock will prohibit the Company from declaring or paying any cash dividends on its common stock in the event the Company fails to declare and pay full cash dividends (or declare and set aside a sum sufficient for payment thereof) on the HRB Preferred Stock through the date on which the Company proposes to declare and pay the cash dividend on the common stock. The HRB Preferred Stock will not participate in dividends paid with respect to any other class or series of the Company’s capital stock. The HRB Preferred Stock ranks senior to the common stock with respect to liquidation rights.

All amendments were submitted to the Virginia State Corporation Commission in the form of Articles of Restatement and Certification of the Company with the Amended and Restated Articles of Incorporation attached as an Exhibit on December 19, 2008 and such amendments became effective on December 19, 2008. A copy of the Amended and Restated Articles of Incorporation of the Company reflecting the amendments described above, as filed with the Virginia State Corporation Commission, is being filed herewith as Exhibit 3.1 and is incorporated into this Item 5.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: December 29, 2008                                                  By: /s/ Jack W. Gibson

Jack W. Gibson

Vice Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hampton Roads Bankshares, Inc.